SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
     |X|  Preliminary Proxy Statement
     |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     |_|  Definitive Proxy Statement
     |_|  Definitive Additional Materials
     |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              LACLEDE STEEL COMPANY
                (Name of Registrant as Specified in Its Charter)

                                 not applicable
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X|  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
          or 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A.
     |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     |_|  Fee computed on table below per Exchange Act Rules
          14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

      |_|  Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

- --------------------------------------------------------------------------------

      (2)  Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

      (3)  Filing Party:

- --------------------------------------------------------------------------------

      (4)  Date Filed:

- --------------------------------------------------------------------------------

                      Preliminary Copy -- Subject To Change

                              LACLEDE STEEL COMPANY
                             One Metropolitan Square
                            St. Louis, Missouri 63102

                            NOTICE OF SPECIAL MEETING

                                                                 August __, 1996

To the Stockholders:

     By resolution of the Board of Directors, a special meeting of stockholders of LACLEDE STEEL COMPANY (the "Company") will be held at the Metropolitan Square Building, 40th Floor, 211 North Broadway, in the City of St. Louis, State of Missouri, on ________, September __, 1996, at 9:00 a.m., Central Daylight Time, for the purpose of considering and acting upon:

     (1) Approving the amendment to the Certificate of Incorporation of the Company to provide for a reduction of the par value per share of the Common Stock from $13.33 per share to $0.01 per share;

     (2) Approving the amendment to the Certificate of Incorporation of the Company to provide for an increase in authorized Common Stock from 5,000,000 shares to 25,000,000 shares;

     (3) Approving the recapitalization of the Company's Series A Preferred Stock, no par value per share (the "Series A Preferred Stock"), such that the Series A Preferred Stock owned by Ivaco Inc. ("Ivaco") and certain members of management of the Company ("Management Purchasers") is convertible into Common Stock at the option of the holder of such Series A Preferred Stock; effective upon the amendment of the Company's Certificate of Incorporation provided for in Item 1 and Item 2 and pursuant to Section 12 of the Company's Certificate of Designation for Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 31, 1996;

     (4) Approving the issuance and sale of up to 83,333 shares of Series A Preferred Stock to Ivaco pursuant to Ivaco's standby commitment to purchase shares of Series A Preferred Stock as part of the Company's proposed Rights Offering.

     None of the proposals will be implemented unless Item 1 and Item 2 are approved. However, the implementation of Item 1 and Item 2 is not conditioned upon the approval of Item 3 or Item 4. Accordingly, a vote against Item 1 or
Item 2 or an abstention with respect to Item 1 or Item 2 will generally have the same effect as a vote against all of the Items, but a vote against Item 3 or
Item 4 will not affect the implementation of Item 1 and Item 2.


                                       MICHAEL H. LANE
                                       Secretary

                      Preliminary Copy -- Subject To Change

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                      Preliminary Copy -- Subject To Change

                              LACLEDE STEEL COMPANY
                             One Metropolitan Square
                            St. Louis, Missouri 63102


                                 PROXY STATEMENT

To the Stockholders of
LACLEDE STEEL COMPANY

         The accompanying proxy is solicited by the Board of Directors of Laclede Steel Company (the "Company") for use at a special meeting of stockholders of the Company (the "Meeting") to be held at the Metropolitan Square Building, 40th Floor, 211 North Broadway, St. Louis, Missouri 63102, on September __, 1996, at 9:00 a.m., Central Daylight Time, and at any adjournments or postponements thereof. This proxy statement and accompanying proxy are first being sent or given to stockholders of the Company on or about August __, 1996.


                            VOTING RIGHTS AND PROXIES

         The close of business on August __, 1996 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Meeting. As of the close of business on said record date, the only voting stock of the Company outstanding consisted of 4,056,140 shares of Common Stock, $13.33 par value (the "Common Stock"). With respect to matters brought before the Meeting, each stockholder will be entitled to one vote for each share held. The stockholders will vote on the four proposals set forth herein at the Meeting. Since the Meeting is a special meeting, no other matters may be submitted for consideration at the Meeting.

         A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Approval of Item 1 and approval of Item 2 requires the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Company entitled to vote. Approval of
Item 3 and approval of Item 4 requires the affirmative vote of a majority of the outstanding shares of Common Stock voted at the Meeting; however, Item 3 and
Item 4 are contingent upon stockholder approval of both Item 1 and Item 2. Shares represented by proxies that are marked "abstain" (including broker non-votes) with respect to any matter will be counted as shares present for purposes of determining the presence of a quorum. The effect of voting shares to "abstain" with respect to Item 1 and Item 2 is the same as if such shares were voted against Item 1 and Item 2. Voting shares to "abstain" with respect to Item 3 and Item 4 has no effect on whether or not such item is approved. If no instructions are indicated on the proxy card regarding how the stockholder wants his or her shares voted on any particular Item(s), the shares represented by such proxy card will be voted in favor of such Item(s).

         Any stockholder executing the proxy hereby solicited has the power to revoke the same at any time prior to the exercise of the authority conferred thereby. Revocation may be made effective by giving written notice to the Secretary of the Company at any time before the exercise of the proxy, by

                      Preliminary Copy -- Subject To Change


signing and delivering to the Secretary prior to the Meeting a later-dated proxy, or by attending the Meeting and voting the shares of stock in person. Attendance at the Meeting will not in and of itself revoke a previously signed and returned proxy. Unless revoked, each proxy will be voted in the manner indicated thereon.

         The Company has retained Morrow & Co., Inc., to solicit proxies in the enclosed form and will pay such firm a fee of approximately $7,500.00 plus reasonable expenses for so acting. In addition, certain officers, representatives, and regular employees of the Company may also contact stockholders by mail, telephone, telegram, or personal interview. The expense of proxy solicitation will be borne by the Company. Ivaco Inc., a Canadian corporation ("Ivaco") and the owner of 2,018,650 shares of Common Stock (or 49.8% of the outstanding Common Stock), has indicated its intention to vote in favor of each of the Items being presented to the stockholders at the Meeting, except for Item 4 in respect of which it would abstain from voting.


                                   BACKGROUND

General

         During the second half of 1995 and the current fiscal year, the Company has experienced operating losses due primarily to extreme weakness in sales prices, especially tubular products. In addition, prior to the transition to 100% cast steel and the related shutdown of the Rod and Blooming Mills in the second quarter of 1996, the Company experienced high production costs for steel produced using the ingot process, which also contributed to operating losses. As a result of these recent losses, the Company's liquidity and capital resources have been reduced.

         In early 1996, the Company began considering strategic alternatives including equity infusions, asset sales and refinancing transactions. Under the terms of various credit facilities, the Company is generally prohibited from incurring any additional indebtedness for borrowed money. Furthermore, the par value of the Common Stock is $13.33 per share (as compared to the closing price of $[ ____ ] on the NASDAQ National Market System on August [ ____ ], 1996) and, under applicable law, Common Stock issued by the Company cannot be deemed fully paid and nonassessable unless the Company receives consideration for the issuance thereof at least equal to the par value. Accordingly, additional issuance of Common Stock was not a viable alternative for the Company because the Company has only 943,860 shares of Common Stock authorized for issuance but unissued. At present, the Company's operations require full utilization of all amounts available under its Loan and Security Agreement with Bank America Business Credit, Inc. and certain other financial institutions (the "Loan Agreement"). Furthermore, the Loan Agreement and the Company's other financing documents prohibit the Company from incurring additional debt other than pursuant to the Loan Agreement and other limited exceptions. Accordingly, the Company believes that its issuance of preferred stock represents the best current alternative for raising capital.

         In June 1996, the Company commenced negotiations with Ivaco concerning the possibility of Ivaco making an additional equity investment in the Company. Simultaneously, the Company commenced negotiations with its principal lenders concerning waivers of certain financial covenants contained in the Loan

                      Preliminary Copy -- Subject To Change

Agreement. The Company and Ivaco entered into and consummated a Stock Purchase Agreement (the "Ivaco Agreement") as of July 30, 1996, pursuant to which Ivaco purchased 366,667 shares of Series A Preferred Stock, no par value (the "Series A Preferred Stock"), at $15 per share, for an aggregate purchase price of $5,500,005. In addition, as of the same date, the Company entered into and consummated Management Purchase Agreements (the "Management Agreements") with the Company's five executive officers (the "Management Purchasers") pursuant to which the Management Purchasers purchased an aggregate of 50,000 shares of Series A Preferred Stock from the Company at $15.00 per share for an aggregate purchase price of $750,000. Simultaneously with the execution of the Ivaco Agreement and the Management Agreements, the Company entered into an amendment to the Loan Agreement which changed certain financial covenants to permit the Company to remain in compliance with the Loan Agreement and, subject to certain limitations, permitted dividends to be paid on the Series A Preferred Stock. The effectiveness of each of the Ivaco Agreement, the Management Agreements and the Loan Agreement amendment was conditioned upon the effectiveness of each of the other agreements.

         Although the Company could not at this time issue Common Stock or a convertible preferred stock (for the reasons described above), it was determined that the Company would seek stockholder approval to reduce the par value of the Common Stock and to increase the number of shares of Common Stock authorized for issuance and to make the Series A Preferred Stock convertible into Common Stock if such stockholder approval was obtained. Since there could be no assurance that stockholder approval would be obtained, Ivaco has the right to redeem the Series A Preferred Stock if stockholder approval was not obtained. Stockholder approval would also be required under the rules of the National Association of Securities Dealers, Inc. ("NASD") since the potential issuance of Common Stock upon conversion of the Series A Preferred Stock would exceed 20% of the outstanding shares of Common Stock and since certain of the Series A Preferred Stock is held by the Company's management. The Company and Ivaco agreed that, given the proposed investment being made by Ivaco and the fact that Ivaco beneficially owns approximately 49.8% of the outstanding shares of Common Stock, all other stockholders would be given the opportunity to invest in the Series A Preferred Stock. It was determined to consummate the private placement of Series A Preferred Stock to Ivaco and the Management Purchasers prior to commencing any offering to all other stockholders because of the anticipated delay involved in any public offering of securities and the Company's desire to improve its working capital position prior to the completion of such offering.


Terms of Ivaco Agreement

         Pursuant to the Ivaco Agreement, the Company made certain covenants, including, but not limited to, that (i) as long as Ivaco, or Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company, is/are the beneficial owner(s) of 40% or greater of the outstanding shares of Common Stock, on a fully diluted basis (the "Ownership Threshold"), Ivaco has the right to cause the Company to use its best efforts to cause its Board of Directors to nominate four persons designated by Ivaco to serve on the Company's nine person Board of Directors and to use its best efforts to cause the stockholders of the Company to elect such Directors, and the Company will not change the number of Directors on the Board of Directors to

                      Preliminary Copy -- Subject To Change

a number higher than nine, (ii) the Company will use its best efforts to cause its stockholders to approve and authorize, as soon as possible and in any event on or before September 30, 1996, the Proposals contained in Item 1, Item 2 and
Item 3 of this proxy statement, (iii) the Company will prepare and file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to a rights offering to all of the Company stockholders (the "Rights Offering"), entitling all such stockholders to subscribe, up to their pro rata share (excluding the right of Ivaco to subscribe for the amount of Series A Preferred Stock purchased by Ivaco under the Ivaco Agreement), for up to an aggregate of 647,369 shares of the Company's Series A Preferred Stock, (iv) the Company will use its best efforts to list the Series A Preferred Stock on the NASDAQ National Market System, if eligible, or if not eligible, then on the NASDAQ Small Cap Market, if eligible, and (v) the Company will pay all actual out-of-pocket expenses incurred by Ivaco in connection with the negotiation and execution of the Ivaco Agreement and the purchase of the Series A Preferred Stock; provided, however, that the Company's obligation will be limited to $50,000.


Standby Agreement

         Pursuant to the Ivaco Agreement, Ivaco agreed to execute a form of Standby Agreement (the "Standby Agreement") immediately prior to the effectiveness of the Registration Statement with respect to the purchase of up to 83,333 shares of Series A Preferred Stock from the Company for an aggregate purchase price of $1,249,995, or $15.00 per share, under certain conditions. For information with respect to the terms of the Standby Agreement, see Item 4.


Registration Rights Agreement

         The recent sale of shares of Series A Preferred Stock to Ivaco and the Management Purchasers was not registered with the Commission or with any state's securities commission. Accordingly, to provide Ivaco and the Management Purchasers with the ability to sell the Series A Preferred Stock (and any shares of Common Stock issued upon conversion thereof) owned by them absent an exemption from the registration requirements under the Securities Act of 1933, as amended, the Company, Ivaco and the Management Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which the Company agreed to provide three demand registration rights to Ivaco for such shares (and any shares of Common Stock issued upon conversion thereof) (collectively, the "Registrable Securities") and incidental registration rights to Ivaco and the Management Purchasers.

         In connection with the Registration Rights Agreement, the Company has agreed to indemnify the holders of Registrable Securities against all losses, claims, damages, liabilities or expenses to the extent such losses arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in any registration statement.

                      Preliminary Copy -- Subject To Change

Employment Agreement Amendments

         In connection with the purchase of shares of Series A Preferred Stock by Ivaco and the Management Purchasers, as of July 30, 1996, the Company and each of the Management Purchasers entered into amendments to existing Employment Agreements (as defined below) to eliminate previously existing provisions regarding payments to be made to the Management Purchasers upon a change of control. The other terms of such Employment Agreements were not changed.


Considerations of the Board of Directors

         In approving the terms of the sale of Series A Preferred Stock to Ivaco and the Management Purchasers, the Board of Directors considered such factors as the alternatives available to the Company for raising capital, the Company's long and short term loan obligations, the market price of the Company's Common Stock, the business prospects for the Company and the general conditions of the market place. Under the terms of various credit facilities, the Company is generally prohibited from incurring any additional indebtedness for borrowed money. Furthermore, the par value of the Common Stock is $13.33 per share (as compared to the closing price of $[ ____ ] on the NASDAQ National Market System on August [ ____ ], 1996) and, under applicable law, Common Stock issued by the Company cannot be deemed fully paid and nonassessable unless the Company receives consideration for the issuance thereof at least equal to the par value. Accordingly, additional issuance of Common Stock was not a viable alternative for the Company because the Company has only 943,860 shares of Common Stock authorized for issuance but unissued. Accordingly, the Company's financing sources at this time are limited to the issuance of preferred stock. Although the Company could not at this time issue Common Stock or a convertible preferred stock (for the reasons described above), it was determined that the Company would seek stockholder approval to reduce the par value of the Common Stock and to increase the number of shares of Common Stock authorized for issuance and to make the Series A Preferred Stock convertible into Common Stock if such stockholder approval was obtained. Since there could be no assurance that stockholder approval would be obtained, Ivaco has the right to redeem the Series A Preferred Stock if stockholder approval was not obtained. Stockholder approval would also be required under the rules of the NASD since the potential issuance of Common Stock upon conversion of the Series A Preferred Stock would exceed 20% of the outstanding shares of Common Stock and since certain of the Series A Preferred Stock is held by management of the Company. The Company and Ivaco agreed that, given the proposed investment being made by Ivaco and the fact that Ivaco beneficially owns approximately 49.8% of the outstanding shares of Common Stock, all other stockholders would be given the opportunity to invest in the Series A Preferred Stock. The Board of Directors determined that it would be advantageous for the Company to be able to offer preferred stock convertible into Common Stock.

         The increase in authorized Common Stock from 5,000,000 to 25,000,000 shares will allow the Company (i) to recapitalize the Series A Preferred Stock previously sold to Ivaco and the Management Purchasers, thereby eliminating such stockholders' redemption rights in connection with such shares, and (ii) to authorize sufficient shares of Common Stock to be able to offer to all other

                      Preliminary Copy -- Subject To Change

stockholders of the Company preferred stock with identical terms and conditions to the Series A Preferred Stock sold to Ivaco and the Management Purchasers.

         The Board of Directors of the Company has determined to raise additional equity to meet the Company's liquidity needs through the issuance and sale of Series A Preferred Stock to the existing stockholders of the Company. Accordingly, if the stockholders approve the proposals set forth in Items 1 through 3, the Company will commence the Rights Offering pursuant to which holders of its Common Stock, other than Ivaco, will receive, without charge, one
(1) transferable subscription right (each, a "Right") for every four (4) shares of Common Stock held, with each such Right entitling the holder thereof to subscribe for and to purchase one share of the Series A Preferred Stock for a price of $15.00 per share. The Company will distribute 137,996 Rights to Ivaco instead of its proportionate amount. Ivaco's pro rata portion, based on the number of shares of Common Stock outstanding on the date hereof, would have been 504,663 Rights; however, the Company is issuing 137,996 Rights to Ivaco in connection with the Rights Offering, which, when added to the 366,667 shares of Series A Preferred Stock sold to Ivaco as set forth above, is equal to its pro rata portion, based on the number of shares of Common Stock outstanding on the date hereof, of Series A Preferred Stock. Such shares will have the same terms as the Series A Preferred Stock issued to Ivaco and the Management Purchasers, including the right to convert the Series A Preferred Stock into Common Stock. The conversion price will be equal to 80% of the average closing price for the Common Stock for the ten trading days prior to the Meeting. See Item 3. The proceeds of the Rights Offering will be used by the Company to improve working capital and for general corporate purposes.

         As noted above, as a condition to Ivaco purchasing the Series A Preferred Stock, the Company agreed to use its best efforts to prepare and file a registration statement with the Commission with respect to the Rights Offering, entitling all of the Company's stockholders to subscribe for Series A Preferred Stock following the Recapitalization (as hereinafter defined) of Series A Preferred Stock. Such a registration statement was filed with the Commission on __________, 1996.

         If Item 1, Item 2 and Item 3 are approved by the stockholders of the Company, then stockholders will receive a prospectus regarding the Rights Offering. THIS PROXY STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SERIES A PREFERRED STOCK, WHICH OFFER AND SALE SHALL ONLY BE MADE BY MEANS OF A PROSPECTUS.

         It is intended that the proposed amendment to the Company's Certificate of Incorporation will be filed with the Delaware Secretary of State immediately following stockholder approval.


                          OPINION OF FINANCIAL ADVISOR

         The Company has received an opinion from Stifel, Nicolaus & Company, Incorporated ("Stifel), its financial advisor, that, as of the date of such opinion and subject to the assumptions, factors and limitations set forth in such opinion, the terms of the Rights Offering are fair from a financial point of view to the stockholders of the Company. Stifel's written opinion was

                      Preliminary Copy -- Subject To Change

addressed directly to the Company's Board of Directors solely for its use and specifically states that such opinion is not a recommendation to the Company's stockholders or investors. Stifel was not requested to and did not make any recommendation to the Board as to the form or amount of consideration to be offered to the Company for the Series A Preferred Stock to be issued and sold in the Rights Offering, which was determined by arm's-length negotiations between the Company and Ivaco.


                 CONSEQUENCES IF THE PROPOSALS ARE NOT APPROVED

         If the proposals set forth in Item 1 through Item 3 are not approved, the outstanding Series A Preferred Stock provides by its terms that the dividend rate will increase from 6% to 8% per annum for all periods from and after January 1, 1997, (although as described below, the Company may not be permitted to pay the dividend under Delaware law unless it returns to profitability) and the Series A Preferred Stock will become immediately redeemable at the option of the holder at $15 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, the failure of the stockholders to approve the proposals set forth in Items 1 through Item 3 would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a material adverse effect on the Company.

         None of the proposals will be implemented unless Item 1 and Item 2 are approved. However, the implementation of Item 1 and Item 2 is not conditioned upon the approval of Item 3 or Item 4. Accordingly, a vote against Item 1 or
Item 2 or an abstention with respect to Item 1 or Item 2 will generally have the same effect as a vote against all of the Items, but a vote against Item 3 or
Item 4 will not affect the implementation of Item 1 and Item 2.


        ITEM 1. ADOPTION OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO REDUCE THE PAR VALUE OF THE COMMON STOCK
                       OF THE COMPANY TO $0.01 PER SHARE

         Item 1 is the proposal that the stockholders authorize an amendment to the Company's Certificate of Incorporation which would reduce the par value of each share of Common Stock from $13.33 per share to $0.01 per share.

         The Board of Directors has authorized this proposal and recommends it to stockholders for their approval.

         There are several advantages to the decrease in par value of the Common Stock. The present par value of the Company's Common Stock is atypical of the current trend among modern public corporations whose common stock normally has nominal if any par value. This puts the Company at a disadvantage when raising capital because under Delaware law, a corporation may not issue shares of Common Stock at a price below the par value per share. Currently, the Company may not issue shares of Common Stock for consideration less than $13.33 per share, although at present the market price of the Company's Common Stock is materially

                      Preliminary Copy -- Subject To Change

lower. As a result, unless the par value of its Common Stock is reduced the Company is prevented from raising equity capital from the sale of its Common Stock. Except in connection with the Rights Offering, the Company does not have any present intention to issue additional shares of Common Stock or securities convertible or exchangeable into Common Stock.

         A reduction in par value to $0.01 per share would give the Board of Directors the ability to issue shares of Common Stock for whatever consideration (equal to or in excess of the revised par value per share) the Board of Directors determines is reasonable. A reduction in par value also will give the Board of Directors greater flexibility to declare dividends. For example, the par value of issued shares is a component of capital under Delaware law and a corporation organized under Delaware law may declare dividends out of surplus or, in the event there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. Under Delaware law, surplus is defined as net assets less capital. The proposed change in par value will allow the Board of Directors to reduce its capital by an amount equal to the number of outstanding shares of Common Stock multiplied by the reduction in par value of such shares. The Board of Directors has voted to do so contingent upon approval of the reduction in par value by the stockholders. Based upon the shares of Common Stock issued and outstanding on the date of this proxy statement, reducing the par value from $13.33 to $0.01 would allow the Board of Directors to transfer approximately $54,027,784 from capital to surplus, thereby increasing the ability of the Company to pay dividends on any preferred stock or the Common Stock assuming that the Company's net assets exceed its capital. The Company has no present plan to pay dividends on its Common Stock for the foreseeable future. Restoration of dividends on the shares of the Company's Common Stock will depend on various factors, including an improvement in business conditions, sustained profitability and compliance with restrictions contained in the Company's financial agreements.

         If the par value per share of the Company's Common Stock is not reduced, the Company would be unable to (i) effect the recapitalization of the Series A Preferred Stock into convertible preferred stock or (ii) offer its Series A Preferred Stock to all stockholders of the Company pursuant to the Rights Offering. If the stockholders do not approve the reduction in par value by October 31, 1996, the dividend on the Series A Preferred Stock would increase from 6% to 8% per annum and all of such stock would become immediately redeemable at the option of the holder at $15.00 per share plus accrued and unpaid dividends thereon. If redemption were to occur it would have a materially adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company.

       The Company's proposal to reduce the par value of the Common Stock will not, in the opinion of the Company, negatively affect the rights of existing stockholders of the Company. Since reduction in the par value of the Company's Common Stock would place the Company in the same situation as most other similarly situated corporations, a reduction in par value of the Common Stock is not expected to affect the market price of the Common Stock.

                      Preliminary Copy -- Subject To Change

         The holders of Common Stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board of Directors may approve the issuance of authorized but unissued shares without further stockholder approval, although, as noted above, the Company does not have any present intention to do so.

         The no par value characteristic of the preferred stock would remain unchanged in all respects upon the adoption of this proposal by the stockholders although the Company is seeking to increase the authorized shares of Common Stock to 25 million shares in Item 2, as described below.

         For the proposed change to the first paragraph of Article IV of the Company's Certificate of Incorporation, see Exhibit A hereto.

         Pursuant to Article X of the Company's Certificate of Incorporation, an affirmative vote of two-thirds of the outstanding stock of the Company entitled to vote thereon is required to approve the proposed amendment to reduce the par value of Common Stock to $0.01 per share.

         Item 1 will be voted upon by the stockholders of the Company separately from the other items. However, the implementation of each of the other items is conditioned upon approval of Item 1 by the stockholders of the Company. Accordingly, a vote against or an abstention from voting on Item 1 will generally have the same effect as a vote against all the items.

         The Board of Directors recommends a vote "FOR" the proposed amendment to the Certificate of Incorporation to reduce the par value of the Common Stock to $0.01 per share.


               ITEM 2. ADOPTION OF AMENDMENT TO THE CERTIFICATE OF
              INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK
                       OF THE COMPANY TO 25,000,000 SHARES

         Item 2 is the proposal that the stockholders authorize an amendment to the Company's Certificate of Incorporation which would increase the authorized Common Stock from 5,000,000 shares to 25,000,000 shares. The Board of Directors has authorized this proposal and recommends it to stockholders for their approval.

         As of the date of this proxy statement, there were 4,056,140 shares of Common Stock issued and outstanding. This leaves a balance of 943,860 authorized shares available for future use as of such date.

         The Board of Directors has authorized and recommends to stockholders for their approval this proposal because it would allow (if Item 1 is also approved) (i) for the Recapitalization of the Series A Preferred Stock into convertible preferred stock and (ii) the Company to offer its Series A Preferred Stock to all stockholders of the Company pursuant to the Rights Offering which would commence as soon as possible after stockholder approval is obtained.

                      Preliminary Copy -- Subject To Change

         The additional shares of authorized but unissued Common Stock may also be utilized for a variety of proper corporate purposes, including raising additional capital, corporate acquisitions, or stock distributions, none of which are contemplated at this time. Except in connection with the Rights Offering, the Company has no present intention to issue additional shares of Common Stock or securities convertible or exchangeable into Common Stock. However, the holders of Common Stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board of Directors may approve the issuance of authorized but unissued shares without further stockholder approval.

         The no par value characteristic of the preferred stock would remain unchanged in all respects upon the adoption of this proposal by the stockholders.

         Pursuant to Article X of the Company's Certificate of Incorporation, an affirmative vote of two-thirds of the outstanding stock of the Company entitled to vote thereon is required to approve the proposed amendment to increase the authorized Common Stock to 25,000,000 shares.

         In the event that Item 2 is not approved by the stockholders prior to October 31, 1996, the outstanding Series A Preferred Stock provides by its terms that the dividend rate will increase from 6% to 8% per annum for all periods from and after January 1, 1997, and the Series A Preferred Stock will become immediately redeemable at the option of the holder at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company.

         Item 2 will be voted upon by the stockholders of the Company separately from the other items. However, the implementation of each of the other items is conditioned upon approval of Item 2 by the stockholders of the Company. Accordingly, a vote against or an abstention from voting on Item 2 will generally have the same effect as a vote against all the items.

         For the proposed change to the first paragraph of Article IV of the Company's Certificate of Incorporation, see Exhibit A hereto.

         The Board of Directors recommends a vote "FOR" the proposed amendment to the Certificate of Incorporation to increase the authorized Common Stock to 25,000,000 shares.

                      Preliminary Copy -- Subject To Change

        ITEM 3. APPROVAL OF RECAPITALIZATION OF SERIES A PREFERRED STOCK
               SUCH THAT OUTSTANDING SERIES A PREFERRED STOCK IS
              CONVERTIBLE PURSUANT TO SECTION 12 OF THE COMPANY'S
          CERTIFICATE OF DESIGNATION OF THE SERIES A PREFERRED STOCK.

         Item 3 is the proposal that the stockholders approve the recapitalization of the Series A Preferred Stock, such that the Series A Preferred Stock owned by Ivaco and the Management Purchasers, pursuant to
Section 12 of the Company's Certificate of Designation for Series A Preferred Stock filed with the Secretary of State of the State of Delaware on July 31, 1996 ("Certificate of Designation"), would be convertible into Common Stock at the option of the holder of such Series A Preferred Stock (the "Recapitalization"). If approved by stockholders, Item 3 would be effective upon the amendment of the Company's Certificate of Incorporation provided for in
Item 1 and Item 2.


Conversion Rights of Series A Preferred Stock.

         Upon the approval of Item 1, Item 2 and Item 3 by the stockholders of the Company, each share of Series A Preferred Stock will pursuant to its terms become convertible, at the option of the holders thereof, into the number of shares of Common Stock equal to $15.00 (the purchase price of a share of Series A Preferred Stock) divided by a conversion price (the "Conversion Price") equal to 80% of the average closing price of the Common Stock on the NASDAQ National Market System for the ten trading days prior to the date of the Meeting. As an example, based on the average closing price for the Common Stock for the ten trading days prior to the date of this proxy statement (which was $_____ per share), each share of Series A Preferred Stock would be convertible into ____ shares of Common Stock and the Conversion Price would be $_____. The Conversion Price is subject to adjustment as provided in the Certificate of Designation.


Consequences of Failure to Approve Item 3

         If the requisite holders of shares of Common Stock of the Company do not approve and authorize Item 1, Item 2 and Item 3 on or before October 31, 1996, then (i) the per annum dividend rate of the Series A Preferred Stock shall automatically be increased by 2% to 8% per annum, or to $1.20 from $0.90 per share per annum, from January 1, 1997 and for each quarterly dividend period thereafter and (ii) each holder of shares of Series A Preferred Stock would have the right to have the Company redeem any or all of its shares of Series A Preferred Stock at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. Any redemption of Series A Preferred Stock would have a material adverse effect on the Company. In addition, it would constitute an event of default under the Loan Agreement which would give the Company's principal lenders the right to terminate the Loan Agreement and declare all amounts outstanding thereunder due and payable. The termination of the Loan Agreement would have a materially adverse effect on the Company.

                      Preliminary Copy -- Subject To Change

Other Terms of Series A Preferred Stock

         General. The Board of Directors has the authority to issue Preferred Stock in one or more series, having rights and preferences as the Board may determine. Pursuant to its authority, the Board of Directors authorized the issuance of an aggregate of 416,667 shares of Series A Preferred Stock to Ivaco and the management of the Company on July 31, 1996. See "Background - General."

         Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the Common Stock and to all other classes and series of equity securities of the Company. No other classes or series of equity securities of the Company subsequently issued shall rank senior to or on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company without prior approval of holders representing 2/3 of the outstanding shares of Series A Preferred Stock. The Series A Preferred Stock shall be junior to indebtedness of the Company issued from time to time, including debentures.

         Dividends. Holders of shares of Series A Preferred Stock are entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, cumulative cash dividends, payable quarterly, at the rate of 6% per annum, or $0.90 per share per annum (subject to increase to 8% per annum or $1.20 per share, if stockholders approval of Items 1, 2 and 3 is not obtained by October 31, 1996), from the date of issuance and for each quarterly dividend period thereafter. Dividends on the Series A Preferred Stock are payable quarterly in arrears to holders of record on the last day of March, June, September and December of each year to be paid on the ___ day thereafter; provided, however, that the first dividend will be payable on or before January __, 1997, prorated from the date of issuance. Each such dividend is payable to holders of record as they appear on the books of the Company. Dividends on the Series A Preferred Stock are cumulative and accrue on a daily basis from the date of original issuance of the shares.

         Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Company, the holders of the shares of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock of the Company ranking junior to the Series A Preferred Stock as to liquidation, dissolution or winding-up of the Company, distributions in an amount equal to $15.00 per share, plus an amount equal to the accrued and unpaid dividends thereon.

         Optional Redemption. After September 15, 2005, the Company may require holders to redeem any or all of their shares of Series A Preferred Stock, at a cash redemption price per share of $15.00, plus accrued and unpaid dividends subject to certain conditions thereon, subject to the Common Stock having a Current Average Closing Price equal to at least 200% of the Conversion Price. The term "Current Average Closing Price" shall mean the average closing price for 20 consecutive trading days prior to the date of notice of redemption. As stated above, if stockholder approval of Items 1, 2 and 3 is not obtained by October 31, 1996, the holders of the Series A Preferred Stock have the right to redeem any or all of the Series A Preferred Stock at $15.00 per share plus accrued and unpaid dividends thereon upon 30 days prior notice to the Company. There is no sinking fund.

                      Preliminary Copy -- Subject To Change

         Lack of Voting Rights. The holders of the Series A Preferred Stock shall not, except as otherwise required by law or as set forth below, have any right or power to vote on any matter or in any proceeding or to be represented on any matter or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. The holders of Series A Preferred Stock would only be entitled to vote if the Company intended to (i) amend, alter or repeal any of the preferences or rights of the holders of the Series A Preferred Stock so as to adversely affect such preferences and rights, or (ii) issue any shares of capital stock ranking senior to or on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Company. Such events would require the vote of 2/3 of the shares of Series A Preferred Stock outstanding and each holder of the Series A Preferred Stock shall be entitled to one vote for each share standing in his name on the transfer books of the Company as of the record date fixed for such purpose, on any matter as to which they shall be entitled to vote.

         Preemptive Rights. The holders of shares of Series A Preferred Stock do not have any preemptive right to acquire any unissued shares of any stock of the Company, now or hereafter authorized, or any other securities of the Company.


Other

         An affirmative vote of the majority of the outstanding Common Stock voted at the Meeting on Item 3 is required to approve Item 3.

         The Board of Directors recommends a vote "FOR" ITEM 3.


               ITEM 4. APPROVAL OF THE IVACO STANDBY COMMITMENT TO
                        PURCHASE SERIES A PREFERRED STOCK

         Item 4 is the proposal that the stockholders approve the standby commitment of Ivaco to purchase up to 83,333 shares of Series A Preferred Stock. If Item 4 is not approved by the stockholders, Ivaco will not be required to purchase any shares of Series A Preferred Stock pursuant to the Standby Agreement.

         The Standby Agreement provides that if the number of shares of Series A Preferred Stock subscribed for in the Rights Offering is less than 316,667, Ivaco would purchase and the Company would sell at the price of $15.00 per share (the same price being offered to stockholders pursuant to the Rights Offering), a number of shares of Series A Preferred Stock equal to the difference, if positive, between (i) 316,667 and (ii) the number of shares of Series A Preferred Stock subscribed for in the Rights Offering; provided, however, that the number of shares of Series A Preferred Stock which Ivaco will be required to subscribe for will not exceed the difference between (a) 83,333 and (b) the number of shares of Series A Preferred Stock subscribed for by Ivaco in the Rights Offering. Ivaco would have no obligation to purchase additional shares of Series A Preferred Stock if 316,667 or more shares of Series A Preferred Stock are purchased in the Rights Offering. The Company has been advised that it is Ivaco's present intention not to purchase any more shares of Series A Preferred Stock than it is required to purchase pursuant to the Standby Agreement;

                      Preliminary Copy -- Subject To Change

provided, however, Ivaco reserves the right to purchase additional shares of Series A Preferred Stock in order to maintain its existing equity interest in the Company on a fully diluted basis.

         The Standby Agreement provides that the Company will indemnify Ivaco against any and all losses, claims, damages and liabilities, joint or several, to which Ivaco may become subject, insofar as such losses, claims, damages or liabilities arise out of or are based on any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus or any amendment or supplement thereto, or the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading.

         The Board of Directors has authorized and recommends to stockholders for their approval the proposed Standby Agreement with Ivaco because the Board of Directors believes that the Standby Agreement will assist the Company in achieving its objective to maximize proceeds from any Rights Offering. The Standby Agreement does not in any respect limit the right of any stockholder to purchase such stockholder's pro rata share of the Series A Preferred Stock. While the Company has agreed to use its best efforts to effect the Rights Offering if stockholder approval of Items 1, 2, 3 and 4 is obtained, there can be no assurance that the Rights Offering will be commenced or that any shares of Series A Preferred Stock will be sold pursuant thereto (other than 83,333 shares which Ivaco would be required to purchase pursuant to the terms and subject to the conditions of the Standby Agreement).

         An affirmative vote of the majority of the outstanding Common Stock voted at the Meeting on Item 4 is required to approve Item 4.

         Ivaco has advised the Company that it will abstain from voting on
Item 4.

         The Board of Directors recommends a vote "FOR" ITEM 4.

                      Preliminary Copy -- Subject To Change

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following information is furnished with respect to each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, each director of the Company, each executive officer of the Company and all directors and executive officers as a group. The information is furnished as of August 5, 1996.

                                                                        Common Stock                     Series A Preferred Stock
                                                          ----------------------------------------   -------------------------------
                                                                 Amount and                            Amount and
                                                                 Nature of              Percent        Nature of          Percent
                  Name and Address of                            Beneficial               of           Beneficial           of
                    Beneficial Owner                            Ownership <F2>           Class       Ownership <F2>        Class
- -------------------------------------------------------   -----------------------   --------------   --------------   --------------

Ivaco Inc. <F3> .......................................             2,018,650 <F4>          49.77       366,667            88.00%
Place Mercantile
770 rue Sherbrooke ouest
Montreal, Quebec,
Canada H3A 1G1

Donald F. Gunning .....................................                   150                 <F1>
A. William Hager ......................................                   500                 <F1>
J. W. Hebenstreit .....................................                10,000                 <F1>       21,667             5.20%
E. Lawrence Keyes, ....................................                   150                 <F1>
Jr Michael H. Lane ....................................                10,600                 <F1>        5,000             1.20%
John B. McKinney ......................................                40,000                 <F1>       13,333             3.20%
H. Bruce Nethington ...................................                 1,000                 <F1>        5,000             1.20%
Robert H. Quenon ......................................                   300                 <F1>
Lawrence K. Roos ......................................                 3,000                 <F1>
Larry J. Schnurbusch ..................................                 7,730                 <F1>        5,000             1.20%
Edwin J. Spiegel, Jr ..................................                   350                 <F1>
Lester Varn, Jr .......................................                   300                 <F1>
George H. Walker III ..................................                 2,000 <F5>            <F1>


All 13 Directors and Executive Officers as a Group ....                76,080                1.88        50,000            12.00%

- ----------

<F1>  Represents less than one percent of the outstanding Common Stock.

<F2>  Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power. Unless otherwise indicated, each holder has sole voting and investment power over the shares reported.

                                       15

                      Preliminary Copy -- Subject To Change

<F3>  Ivaco has the sole power to vote or direct the voting of and to dispose of or direct the disposition of all shares of Common
      Stock of the Company which it beneficially owns. In the Ivaco Agreement, the Company granted Ivaco the right to cause the
      Company to (i) use its best efforts to cause the Board of Directors to nominate four persons designated by Ivaco to serve on the Company's Board of Directors (ii) to use its best efforts to cause the stockholders of the Company to elect such
      Directors, and (iii) not increase the size of the Board of Directors to greater than nine, in each case, so long as Ivaco, or
      Ivaco together with any person with which Ivaco is acting in concert in connection with its investment in the Company, is the beneficial owner of 40% or greater of the outstanding shares of Common Stock on a fully diluted basis.

<F4>  Based upon Schedule 13D forms dated August 6, 1996 filed by Ivaco.

<F5>  Includes 1,000 shares of Common Stock owned by Mr. Walker's wife. Mr. Walker disclaims beneficial ownership of such shares.


                               EXECUTIVE OFFICERS

     The following persons are the executive officers of the Company:

     John B. McKinney (age 63) has served as President and Chief Executive Officer of the Company since 1983.

     Michael H. Lane (age 53) has served as Vice President -- Finance, Treasurer and Secretary of the Company since 1983.

     J. William Hebenstreit (age 50) has served as Vice President -- Operations of the Company since 1983.

     Larry J. Schnurbusch (age 49) has served as Vice President -- Administration since April 1993. Prior to that time, Mr. Schnurbusch served as Director of Corporate Administration.

     H. Bruce Nethington (age 54) has served as Vice President -- Human Resources since April 1993. From January 1, 1990 to April 12, 1993, Mr. Nethington served as Director -- Industrial Relations. Prior to that time, he served as Director -- Human Resources.

     All of the executive officers of the Company were elected for terms expiring at the Directors meeting immediately following the annual meeting of stockholders in 1996 or until their successors have been duly elected and qualified, or until earlier removed by action of the Board of Directors.


                             EXECUTIVE COMPENSATION

     The following table presents summary information concerning compensation for services rendered to the Company during each of the last three fiscal years by those persons who at December 31, 1995 were the Chief Executive Officer and the other executive officers.

                      Preliminary Copy -- Subject To Change

                                                     Summary Compensation Table
                                                                  Annual Compensation
                                                           ----------------------------------

                                                                                                          Other           All Other
                      Name and                                                           Bonus            Annual        Compensation
                 Principal Position                       Year        Salary($)         ($)<F1>      Compensation<F2>      ($)<F3>
- ---------------------------------------------------       ----   -----------------   -------------   ----------------   ------------

John B. McKinney ..................................       1995         $364,500         $   --           $562,528         $ 36,848
President and Chief Executive Officer                     1994          339,372          277,020          168,431           44,076
                                                          1993          309,246          198,600          121,958           29,519

J. W. Hebenstreit .................................       1995         $243,504         $   --           $312,005         $ 12,915
Vice President - Operations                               1994          226,629          138,797           66,185           24,125
                                                          1993          206,502           99,450           81,164           15,761

Michael H. Lane ...................................       1995         $243,504         $   --           $339,222         $ 14,964
Vice President - Finance, Treasurer and Secretary         1994          226,629          138,797          129,254           26,293
                                                          1993          206,502           99,450           83,595           17,167

Larry J. Schnurbusch ..............................       1995         $178,008         $   --           $125,771         $  6,943
Vice President - Administration                           1994          165,813           94,700           48,408           15,044
                                                          1993          140,134           60,374             --              7,743

H. Bruce Nethington ...............................       1995         $167,508         $   --           $145,307         $  8,921
Vice President - Human Resources                          1994          156,024           89,114           45,703           17,347
                                                          1993          117,789           51,323             --              7,228
- ----------------

<F1>  The amounts represent annual bonuses earned under the Company's Discretionary Incentive Compensation Plan. No bonuses were earned under the Plan for 1995.

<F2>  Amounts reported as Other Annual Compensation consist primarily of income tax payments related to Company contributions to the
      Key Employee Retirement Plan. Such contributions represent taxable income to Plan participants and, under the terms of the
      Plan, the Company is obligated to reimburse participants for the payment of such taxes. Certain perquisites which the executive officers received in 1993, 1994 and 1995, the aggregate amount of which did not exceed the lesser of $50,000 or 10%
      of any such officer's salary and bonus, are not included in Other Annual Compensation.

<F3>  The amounts shown for 1995 represent life insurance premiums paid by the Company on behalf of the executive officers.

                      Preliminary Copy -- Subject To Change

     The Company did not grant any stock appreciation rights or stock options in 1995. The following table presents certain information concerning stock appreciation rights exercised by the Company's executive officers during 1995:

                            AGGREGATED SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FISCAL YEAR-END SAR VALUES
                                                                                            Value of
                                                                            Number of     Unexercised
                                                                           Unexercised    In-the Money
                                                                             SARs at        SARs at
                                                                              Fiscal          Fiscal
                                                                           Year-End(#)   Year-End($)<F2>
                                                                          -------------  ---------------
                                      Number of Shares
                                          Underlying          Value        Exercisable/    Exercisable/
Name                                  SARs Exercised(#)  Realized($)<F1>   Unexercisable   Unexercisable
- ------------------------------------  -----------------  ---------------  -------------  ---------------

John B. McKinney ...................          --                --          7,500/ --         -- / --
J. W. Hebenstreit ..................          --                --          2,000/ --         -- / --
Michael H. Lane ....................          --                --          2,000/ --         -- / --
Larry J. Schnurbusch ...............          --                --          9,900/ --         -- / --
H. Bruce Nethington ................          --                --          1,500/ --         -- / --

- ---------------

<F1>  Cash payments received equal to the number of shares subject to the SAR times the difference between the closing price of the Common Stock on the last trading day preceding the date of exercise and the base price. The base price equals the closing price of the Common Stock on the last trading day preceding the date of grant.

<F2>  Based on the closing price of the Common Stock on December 31, 1995.


                                  BENEFIT PLANS

     The Company maintains the Laclede Salaried Employees' Pension Plan (the "Pension Plan"), a defined benefit plan which provides a monthly pension to salaried employees of the Company (excluding employees covered by a collective bargaining agreement) who retire or terminate with vested rights in accordance with the provisions of the Pension Plan. Benefits are based upon years of credited service and covered compensation, offset by the participant's Primary Insurance Amount under the Federal Social Security Act. The Company also maintains the Key Employee Retirement Plan (the "Supplement Plan"), the purpose of which is to provide additional retirement income to certain key employees of the Company, including certain of the executive officers. Under the Supplement Plan, as amended, the eligible employees are guaranteed that the total amount received by them each year during retirement from the Pension Plan, Federal Social Security and the Supplement Plan will be equal to 60% of the average of their highest aggregate three consecutive calendar year salary and bonus during their last 10 years of employment with the Company ("Salary Level"), assuming retirement at age 60. The Plan was amended in May 1995 to provide for retirement benefits equal to 70% of the applicable Salary Level, assuming retirement at age
60. If the employee retires prior to age 60, the applicable percentage of the Salary Level will be reduced 2.5% for each year of retirement age below age 60.

                      Preliminary Copy -- Subject To Change

     The estimated aggregate annual benefits payable pursuant to the Pension Plan, the Supplement Plan and Federal Social Security at various assumed salary levels and retirement ages are summarized as follows:


                                       Estimated Annual Retirement
                                   Benefit at the Respective Ages Listed
                              -----------------------------------------------
       Salary Level*               50         53           56           60
- ---------------------------   ---------    --------    ---------    ---------

$175,000...................   $  91,875    $101,063    $ 110,250    $ 122,500
$225,000...................   $ 118,125    $129,938    $ 141,750    $ 157,500
$275,000...................   $ 144,375    $158,813    $ 173,250    $ 192,500
$325,000...................   $ 170,625    $187,688    $ 204,750    $ 227,500
$375,000...................   $ 196,875    $216,563    $ 236,250    $ 262,500
$425,000...................   $ 223,125    $245,438    $ 267,750    $ 297,500
$475,000...................   $ 249,375    $274,313    $ 299,250    $ 332,500
$525,000...................   $ 275,625    $303,188    $ 330,750    $ 367,500
$575,000...................   $ 301,875    $332,063    $ 362,250    $ 402,500
$625,000...................   $ 328,125    $360,938    $ 393,750    $ 437,500
$675,000...................   $ 354,375    $389,813    $ 425,250    $ 472,500

- ---------------

* Salary level assumes the average of the highest aggregate three consecutive calendar year earnings for eligible executive officers during the last ten years of their employment.

      Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington have accumulated [39, 28, 23, 27 and 28] credited years of service, respectively. The current compensation level for each of the eligible executive officers in the Supplement Plan is: Mr. McKinney, $547,243; Mr. Hebenstreit, $326,193; Mr. Lane, $326,193; Mr. Schnurbusch, $221,627; and Mr. Nethington, $193,919.

     The Company also maintains the Laclede Steel Company Salaried Employees' Profit Sharing Plan (the "Profit Sharing Plan") for the purposes of encouraging eligible employees to develop initiative and productivity and providing the employees with additional retirement benefits. The Profit Sharing Plan is intended to qualify as a cash deferred compensation arrangement under Section 401(k) of the Internal Revenue Code. Salaried employees of the Company are eligible to participate in the Profit Sharing Plan.


                              EMPLOYMENT CONTRACTS

     Messrs. McKinney, Hebenstreit, Lane, Schnurbusch and Nethington each has an employment agreement with the Company (the "Employment Agreements"). Effective October 17, 1994, Mr. McKinney's Employment Agreement provides for a minimum

                      Preliminary Copy -- Subject To Change

salary of $364,500 for his services as President and Chief Executive Officer, while the Employment Agreements of Messrs. Hebenstreit and Lane provide for a minimum salary of $243,500 for their services, respectively, as Vice President
- -- Operations and Vice President -- Finance, Treasurer and Secretary. Also effective October 17, 1994, Mr. Schnurbusch's Employment Agreement provides for a minimum salary of $178,000 for his services as Vice President -- Administration and Mr. Nethington's Employment Agreement provides for a minimum salary of $167,500 for his services as Vice President -- Human Resources. The Employment Agreements continue through August 2, 1999. The Employment Agreements were amended as of July 30, 1996 in connection with the purchase by Ivaco and the Management Purchasers of certain shares of Series A Preferred Stock to eliminate previously existing payments to the Management Purchasers in the event of a change of control of the Company.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors administers the Company's executive compensation program, which has been developed and implemented by management under the supervision of the Committee to seek to enhance the profitability and long-term viability of the Company. The executive compensation program combines an annual salary with various incentive opportunities designed to align the financial interests of the Company's executive officers with those of its stockholders. The Committee has consistently maintained the Company's philosophy that the compensation of executive officers should be directly and materially linked to the Company's operating performance, taking into account conditions in the steel industry and the economy as a whole, as well as individual performance. The executive incentive compensation plan was originally adopted in 1981, and its basic structure is based on the recommendations of an independent management consulting firm.

     To achieve the result recommended by the independent study, as well as to recognize that executives do not have a significant opportunity to benefit from increases in the value of Company stock, executive compensation is weighted towards bonuses paid on the basis of the Company's financial performance. Historically, in years in which the Company has had above average success in relation to the steel industry, the executive officers have been awarded higher bonuses. In less profitable years, executive officers' pay has been negatively impacted. In 1995, for example, because the Company did not achieve the financial performance goals, no incentive compensation awards were made to executive officers.

      In evaluating the performance and setting the annual compensation for 1995 of the Company's Chief Executive Officer, as well as the other executive officers, the Committee considered productivity gains which contributed to improving financial performance during the course of 1994, as well as the continued progress of the Company's restructuring program. The Committee continues to believe that senior management of the Company is dedicated to achieving improvements in long-term financial performance and that the compensation programs the Committee has implemented and administered are contributing to the achievement of this goal.

     Compensation for each of the executive officers is comprised of a base salary and both annual and, to a lesser extent, long-term incentive compensation. Based on the Committee's review in 1994 of an independent

                      Preliminary Copy -- Subject To Change

compensation survey, the Committee believes the salary and incentive compensation established for each of the executive officers is competitive with that paid to senior managers with comparable qualifications, experience and responsibilities. The survey used to review compensation included 231 manufacturing companies in 13 manufacturing subcategories, including steel.

     The annual salary level for each executive officer, including the Chief Executive Officer, is reviewed and approved by the Committee in each fiscal year. In its 1994 review, the Committee compared the Company's executive salaries with those of survey companies with sales volume similar to the Company's. Salary increases are also based on the Committee's judgments as to the past and expected future contributions of the individual senior executives, including perception of performance and level of responsibility assumed. The Committee's performance judgments are subjective and are not based on specific criteria. Because the salaries of Mr. McKinney and the other executive officers were reviewed and adjusted in late 1994, the Committee determined that salaries for 1995 would remain at the same level.

     Annual incentive compensation for executive officers is closely tied to the Company's success in achieving specific financial and non-financial performance goals as determined each year by the Committee. After the end of each year and completion of the audit of the Company's financial statements for that year, the Committee approves payment from the annual incentive fund under the Company's Discretionary Incentive Compensation Plan. The Committee then reviews with the Chief Executive Officer management's recommendation for any awards from the incentive fund to the executive officers and determines the amount of the specific award, if any, to each executive officer. The Committee takes into account not only the Company's financial performance, but also strategic goals and other criteria that are essential components of evaluating management performance. Company performance is measured by earnings before income taxes as a percent of sales (as adjusted for items which are not considered to reflect current operating results, if applicable). The specific strategic goals are not included herein because the Committee believes they represent confidential business information, the disclosure of which could adversely affect the Company. Because the Company did not meet the financial performance goals for 1995, no bonuses were awarded to Mr. McKinney or the other executive officers for 1995.

     Cash bonus awards under the Discretionary Incentive Compensation Plan have represented the primary means of incentive compensation for executive officers in recent years. The Company does not maintain a stock option plan and its Stock Bonus Plan has not been in effect since 1991. In addition, although the Company's Stock Appreciation Rights Plan has been in place since 1989, few stock appreciation rights are currently available for grant under the Plan and none were granted in 1993, 1994 or 1995.

     The Board approved the executive officer compensation recommended by the Committee for 1995.

                      Preliminary Copy -- Subject To Change

     As part of the Omnibus Budget Reconciliation Act passed by Congress in 1993, a limit was created for the deductibility of compensation paid to executive officers. The Company's Key Employee Retirement Plan (the "Supplement Plan"), first put into place by the Board prior to the adoption of Section 162(m), requires payments which may be includable in determining compensation for the purposes of Section 162(m). The Supplement Plan is amended from time to time in order to ensure that total pension benefits of the Company's key employees are consistent with retirement benefits in the industry. Should the Supplement Plan cause compensation of any key employee, calculated pursuant to
Section 162(m), to exceed the deductible limit, the Board of Directors intends to honor the Company's contractual obligations to fund such Plan. The Board does not expect any such non-deductible amount to have any material effect on taxes owed by the Company.

                             COMPENSATION COMMITTEE

                         Edwin J. Spiegel, Jr., Chairman
                                Donald F. Gunning
                              George H. Walker III

      The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement of incorporation by reference in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

      The Compensation Committee was comprised of the following members during 1995: Edwin J. Spiegel, Jr., Chairman, Donald F. Gunning and George H. Walker
III. No member of the Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries.


                      COMPARISON OF CUMULATIVE TOTAL RETURN

     The following graph compares the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Russell 2000 Index and Standard & Poor's Steel Index. The indices are included for comparison purposes only and do not necessarily reflect management's opinion that such indices are appropriate measures of the relative performance of the Company's Common Stock. The graph is not intended to forecast or be indicative of the future performance of the Company's Common Stock.

     The performance graph shall not be deemed incorporated by reference by any general statement of incorporation by reference in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

                      Preliminary Copy -- Subject To Change

                           [PERFORMANCE GRAPH OMITTED]

                                              1990  1991  1992  1993  1994  1995
                                              ----  ----  ----  ----  ----  ----

Russell 2000................................   100   144   167   196   189   239
S&P Steel Index.............................   100   121   156   204   196   180
Laclede Steel Company.......................   100   108   203   183   123    94


Assumes $100 invested on December 31, 1990 in Laclede Steel Company Common Stock, the Russell 2000 Index and the Standard & Poor's Steel Index.


                              STOCKHOLDER PROPOSALS

     If stockholder proposals are to be considered for inclusion in the Company's proxy statement for a forthcoming annual meeting of the Company's stockholders, such proposals must be submitted on a timely basis and the proposals and proponents thereof otherwise must meet the requirements established by the Commission for stockholder proposals. Proposals for the 1997 annual stockholders' meeting will not be deemed to be timely submitted unless they are received by the Company at its principal executive office no later than December 6, 1996. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company.

                      Preliminary Copy -- Subject To Change

                                     GENERAL

     No business other than as above specified will be presented at the Meeting.

                                        By order of the Board of Directors.

                                        MICHAEL H. LANE
                                        Secretary

August __, 1996

                                                                       EXHIBIT A

               PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

         RESOLVED, that the first paragraph of ARTICLE IV of the Company's Certificate of Incorporation, as heretofore amended, shall be deleted in its entirety and the following paragraph substituted in lieu thereof:

                                   "ARTICLE IV

         The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty Seven Million (27,000,000), of which Twenty Five Million (25,000,000) shares shall be Common Stock of the par value of One Cent ($0.01) each and of which Two Million (2,000,000) shares shall be Preferred Stock without par value."

                                    ANNEX A

                                 FORM OF PROXY

                                      PROXY
                              LACLEDE STEEL COMPANY
                SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER , 1996
           This proxy is solicited on behalf of the Board of Directors

         The undersigned hereby appoints John B. McKinney and Michael H. Lane, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Laclede Steel Company, a Delaware corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Metropolitan Square Building, 40th Floor, 211 North Broadway, St. Louis, Missouri, on __________________ , September __, 1996, at 9:00 a.m., Central
Daylight Time, and at any adjournments thereof, with all powers the undersigned would possess if personally present.

ITEM 1. Approving the amendment to the Certificate of Incorporation of the Company to provide for a reduction of the par value per share of the Common Stock from $13.33 per share to $0.01 per share;

        / / FOR                    / / AGAINST                       / / ABSTAIN

ITEM 2. Approving the amendment to the Certificate of Incorporation of the Company to provide for an increase in authorized Common Stock from 5,000,000 shares to 25,000,000 shares;

        / / FOR                    / / AGAINST                       / / ABSTAIN

ITEM 3. Approving the recapitalization of the Company's Series A Preferred Stock, no par value per share (the "Series A Preferred Stock") into convertible preferred stock, effective upon the amendment of the Company's Certificate of Incorporation provided for in Item 1 and
        Item 2; and

        / / FOR                    / / AGAINST                       / / ABSTAIN

ITEM 4. Approving the issuance and sale of up to 83,333 shares of Series A Preferred Stock to Ivaco Inc. ("Ivaco") pursuant to Ivaco's standby commitment to purchase shares of Series A Preferred Stock in the Company's proposed Rights Offering.

        / / FOR                    / / AGAINST                       / / ABSTAIN

       THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1,2,3 AND 4.

               --------------------------------------------------

       IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS, PLEASE CHECK THIS BOX / /

                           Signature __________________ Date __________, 1996
                           Signature __________________ Date __________, 1996

                                   Please sign name or names exactly as
                                     printed hereon. If signing as a
                                 representative, please include capacity.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.